Exhibit 12


                    MSW ENERGY HOLDINGS LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                            (in thousands of dollars)

                                               For the Three        For the Six
                                                Months Ended        Months Ended
                                               June 30, 2004       June 30, 2004
                                               -------------       -------------

EARNINGS:
   Pre-tax income from continuing operations
    before adjustment for minority interest
    in consolidated subsidiary                 $      12,824       $     11,863

   Add (deduct):
      Earnings attributable to Ref-Fuel
        Holdings prior to consolidation               (2,006)            (6,545)
      Fixed charges                                   13,237             18,292
      Distributed earnings of Ref-Fuel
        Holdings prior to consolidation                7,470             31,374
                                               -------------       -------------

   Earnings, as adjusted                       $      31,525       $     54,984
                                               =============       =============

FIXED CHARGES:
   Interest expense                            $      13,237       $     18,292
                                               -------------       -------------
   Fixed charges                               $      13,237       $     18,292
                                               =============       =============

RATIO OF EARNINGS TO FIXED CHARGES:
                                                        2.38x              3.01x
                                               =============       =============